SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 29, 2006

CROCS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	0-51754	20-2164234
(State or other	(Commission	(I.R.S. Employer
jurisdiction	File Number)	Identification No.)
of incorporation)

6328 Monarch Park Place
Niwot, Colorado	80503
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 848-7000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.         Entry into a Material Definitive Agreement

On September 29, 2006, Crocs, Inc. (the “Company”) entered into a membership interest purchase agreement (the “Membership Interest Purchase Agreement”) with the members of Jibbitz, LLC, a Colorado limited liability company (“Jibbitz”), to acquire 100% of the membership interests of Jibbitz for $10 million in cash, plus potential earn-out consideration of up to $10 million based on Jibbitz’s earnings before interest and taxes (“EBIT”) over the 3 years following the closing of the acquisition. The minimum EBIT targets that must be achieved in order for the members of Jibbitz to earn additional consideration are $10 million in the first year following the closing, $12.5 million in the second year, and $15.625 million in the third year. The cash consideration is also subject to adjustment based on the closing date balance sheet of Jibbitz. Subject to the satisfaction of customary closing conditions, the Company expects the acquisition to close in December.

On September 29, 2006, the Company and Jibbitz entered into an endorsement agreement (the “Endorsement Agreement”) providing that the Company will publicly endorse the products of Jibbitz and license to Jibbitz certain Company trademarks. The Company will also allow Jibbitz to access the Company’s network of distribution and retailers as well as utilize the Company’s warehousing and logistics infrastructure. As consideration,  Jibbitz will pay the Company a 15% royalty on gross sales during the term of the Endorsement Agreement and $1.5 million on December 15, 2006, subject to proration in the event the Endorsement Agreement is terminated prior to December 1, 2006. The Endorsement Agreement will terminate upon the closing of the Company’s acquisition of Jibbitz or the termination of the Membership Interest Purchase Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CROCS, INC.

Date: October 4, 2006	By:	/s/ Ronald R. Snyder
Ronald R. Snyder,
President and Chief Executive Officer